Exhibit 5.7
[LETTERHEAD OF AUR RESOURCES INC.]
November 6, 2007
British Columbia Securities Commission
Toronto Stock Exchange
New York Stock Exchange
United States Securities and Exchange Commission
Dear Sirs:

Re:	Teck Cominco Limited Final Short Form Base Shelf Prospectus Consent of Expert
In connection with the (final) short form prospectus of Teck Cominco Limited (“Teck Cominco”) dated November 5, 2007 (the “Prospectus”), I hereby consent to:
1.	the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for the Andacollo mine and to the use of such estimates, or portions thereof, in the Business Acquisition Report of Teck Cominco dated October 29, 2007 (the “BAR”) under the heading “Andacollo Mine”, and

2.	the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for the Andacollo Hypogene Deposit and to the use of such estimates, or portions thereof, in the BAR under the heading “Andacollo Hypogene Project”.
The mineral reserve and mineral estimates for the Andacollo mine and the Andacollo Hypogene Project are collectively referred to herein as the “Estimates”.
I also consent to the use of and reference to my name and references to the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the Prospectus and the registration statement on Form F-9 filed with the United States Securities and Exchange Commission on November 6, 2007 of Teck Cominco (the “Registration Statement”).
I have read the Prospectus, the Registration Statements and the BAR and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that is within my knowledge as a result of the services I have performed in connection with the preparation of the Estimates.
Yours truly,

/s/ Twila D. Griffith
Twila D. Griffith, P. Geol.